Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
IBEX LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.000111650536	Rule 457(c) and Rule 457(h)	650,000	(1)	$37.71	(2)	$24,511,500	$0.00013810	$3,385.04
Total Offering Amounts									$3,385.04
Total Fee Offsets									—
Net Fee Due									$3,385.04

(1)
Shares of common shares, $0.000111650536 par value per share (“Common Shares”), of IBEX Limited (the “Registrant”) initially reserved for issuance under the IBEX Limited Amended and Restated 2020 Long-Term Incentive Plan (the “Plan”) consisted of 1,987,326.13 shares registered pursuant to the registration statements on Form S-8 (File No. 333-242044 and File No. 333-263228) filed with the U.S. Securities and Exchange Commission on August 7, 2020 and March 2, 2022, respectively. Pursuant to General Instruction E on Form S-8, the registration fee is calculated with respect to the 650,000 additional Common Shares being registered on this Registration Statement on Form S-8 (this “Registration Statement”) only. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Plan, including as a result of any merger, amalgamation, consolidation, share rights offering, share exchange or similar event affecting the Registrant or a share dividend, share split, reverse share split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of the Registrant.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Shares as reported on the NASDAQ on December 16, 2025 (rounded up to the nearest cent).